UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2015

Balincan USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23000	95-4217605
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Unit 2605 Greenfield Tower, Concordia Plaza, 1 Science Museum Rd. Tsim Sha Tsui, Kowloon, Hong Kong

(Address of Principal Executive Offices) (Zip Code)

+852-9317-4057

(Registrant’s telephone number, including area code)

Moqizone Holding Corp.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 12, 2015, the Company’s wholly owned China subsidiary, Shenzhen Ming Xuan, Ltd. (“SMX”) entered into a binding Memorandum of Understanding (“Memorandum”) with Guandong TWHpay Technology Company. Ltd. (“TWH”) to create and issue a Balincan USA MasterCard co-branded Debit/Credit Card for Balincan’s PRC customers. The Balincan MasterCard is intended allow PRC residents to pay for goods and services online and at authorized vendors within the PRC and internationally. Management believes Balincan USA will be the first Chinese day spa/salon chain in the PRC with a co-branded MasterCard. Under the terms of the Memorandum, SMX and TWH will attempt to jointly establish a payment gateway, O2O (“online to offline”) IT service system and cross border commerce logistics centre to service the Balincan existing and future customer base. The Memorandum will be supplemented by a final definitive contract between the parties which is expected to be executed at an event at Balincan, China corporate offices in Guangzhou on October 23, 2015. While Management believes that the execution of the Memorandum and issuance of Balincan MasterCards to existing and new customers will be beneficial to its efforts to grow the numbers of consumers utilizing the Company’s ecommerce platform, there can be no assurances that this this strategy will work or even that SMX and TWH will be able to successfully establish a payment gateway, O2O IT service system or cross border commerce logistics centre.

TWH, which has a class of shares listed on the Shenzhen Stock Exchange (code 002512), is a Chinese MasterCard licensee and operates an online payment gateway and ecommerce system.

Item 9.01 Exhibits

Exhibit 1. Memorandum of Understanding dated October 12, 2015.

Exhibit 2. Balincan USA MasterCard final design

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Balincan USA, Inc.

By:	/s/ Lawrence C.K. Cheung
Name:	Lawrence C.K. Cheung
Title:	Chief Executive Officer

Date: October 15, 2015